[KINARK CORPORATION LETTERHEAD]



October 31, 1996



VIA FACSIMILE AND U.S. MAIL

Morrow & Co., Inc.
909 Third Avenue, 20th Floor
New York, New York  10022-4799
Attention:  Jerry Mucha

ChaseMellon Shareholder Services, L.L.C.
Reorganization Department
P.O. Box 817
Midtown Station
New York, New York  10018
Attention:  Michael Legregin

     Re:  Rights Offering of Kinark Corporation

Gentlemen:

     This letter is to notify you of certain matters related to the closing of the Rights Offering (as defined below) presently being conducted by Kinark Corporation (the "Company"). The Company is notifying you of these matters because, as the Information Agent and the Subscription Agent in the Rights Offering, you should be aware of these clarifications in order to properly fulfill your duties with respect to the Rights Offering.

     As you are aware, the Company is offering up to 6,066,536 shares of its common stock, $.10 par value per share (the "Common Stock"), to holders of record as of the close of business on September 27, 1996 (the "Record Date"), pursuant to that certain Prospectus dated October 4, 1996 (the "Prospectus"), included as part of that certain Registration Statement on Form S-3 filed with the Securities and Exchange Commission (File No. 333-4937) and declared effective on October 4, 1996. Each stockholder has received one nontransferable right (each, a "Right") for each share of Common Stock held on the Record Date, with each Right entitling the holder thereof to subscribe for and purchase one share of Common Stock for a price of $3.00 per share (the "Rights Offering"). Rights will expire at 5:00 p.m., New York City time, on November 8, 1996, unless extended as provided in the Prospectus (the "Expiration Date"). Unless otherwise defined in this letter, capitalized terms used herein shall have the meanings given such terms in the Prospectus.

     With respect to your duties as Information Agent and Subscription Agent, respectively, please be advised that the issuance of shares of Common Stock pursuant to the Rights Offering is subject to the receipt of the Minimum Proceeds and the absence of an injunction issued by a court of competent jurisdiction permanently enjoining the Rights Offering, the Acquisition or the Merger. This letter should clarify the language in the Prospectus that the mere filing of a lawsuit seeking such an injunction shall not terminate or postpone the Rights Offering.

     The foregoing clarification relates to the sections of the Prospectus labeled "Prospectus Summary - Conditions to the Rights Offering," "Prospectus Summary - Amendment, Extension and Termination," "The Rights Offering - Conditions to the Rights Offering" and "The Rights Offering - Amendment, Extension and Termination."

     Please call the Company's counsel, Paul A. Quiros, at Nelson Mullins Riley & Scarborough, L.L.P., at (404) 817-6103 should you have any questions with respect to these matters.

                              Very truly yours,


                              /s/ Paul R. Chastain
                              Paul R. Chastain
                              Vice President & Chief Financial Officer

PRC:rc

cc:  Paul A. Quiros, Esq.